Exhibit 5.1

January 27, 2021

Finance of America Companies Inc.

767 Fifth Avenue, 46th Floor

New York, New York 10153

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Finance of America Companies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of: (i) 28,750,000 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”); (ii) 14,375,000 warrants to purchase shares of Class A Common Stock (the “Class A Warrants”); (iii) 14,375,000 shares of Class A Common Stock issuable upon the exercise of the Class A Warrants (the “Warrant Shares”); (iv) 28,750,000 units representing limited liability interests in Replay Acquisition LLC (the “Replay LLC Units”); and (v) 14,375,000 warrants to purchase Replay LLC Units (the “Replay Unit Warrants” and, together with the Class A Warrants, the “Warrants”), pursuant to the Transaction Agreement, dated as of October 12, 2020 (the “Transaction Agreement”), by and among the Company, Replay Acquisition Corp. (“Replay”), Finance of America Equity Capital LLC, and the other entities party thereto. We refer to the securities noted in (i) through (v) above, collectively, as the “Securities.” Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

In connection with the furnishing of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)	the Registration Statement;

(ii)	the Transaction Agreement;

(iii)	the Company’s Amended and Restated Certificate of Incorporation;

(iv)	the Company’s Amended and Restated Bylaws;

(v)	resolutions of the board of directors of the Company; and

(vi)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. For the purposes of the opinion set forth below, we have also assumed that (i) in connection with the issuance of the Class A Common Stock, the Company will receive consideration in an amount not less than the aggregate par value of the Class A Common Stock covered by each such issuance and (ii) before the issuance of the Securities, the conditions to consummating the transactions contemplated by the Transaction Agreement will have been satisfied or duly waived. As to questions of fact material to the opinion hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

Based upon the foregoing examination, and subject to the qualifications set forth herein, we are of the opinion that:

1.

The Class A Common Stock has been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Transaction Agreement, will be validly issued, fully paid and non-assessable.

2.	The Class A Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

3.	The Warrant Shares, when issued and paid for upon exercise of the Class A Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable;

4.	The Replay LLC Units constitute valid and binding obligations of Replay, enforceable against the Company in accordance with their terms; and

5.	The Replay Unit Warrants constitute valid and binding obligations of Replay, enforceable against the Company in accordance with their terms.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations, as well as the federal laws of the United States of America. Our opinion is rendered only with respect to laws, and the rules, regulations and determinations thereunder, which are currently in effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP